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                                                                  Exhibit 10.7

                                LETTER AGREEMENT

August 31, 2000

Harrah's Entertainment, Inc.
5100 West Sahara, Avenue, Suite 200
Las Vegas, Nevada 89146

RE:      Escrow Agreement Dated as of February 6, 1990, as
         Amended October 29, 1993, June 7, 1995, July 18,
         1997, October 30, 1997, and April 26, 1997

As you know Harrah's Entertainment, Inc.(the "Company") has recently appointed Wells Fargo Bank Minnesota, N.A,. ("Escrow Agent") to act as Escrow Agent of the above-referenced Escrow Agreement established by the Company in connection with nonqualified deferred compensation plans established for the benefit of persons currently and/or formerly employed by the Company or its affiliates (the "Escrow Agreement"). Escrow Agent hereby accepts such appointment, effective as of the date of this letter and hereby authorizes the transfer of all assets of the Escrow Fund from the prior escrow agent as soon as administratively feasible. In consideration for Escrow Agent acting in its capacity and notwithstanding anything in the Escrow Agreement to the contrary, both parties acknowledge and agree as follows:

Income, ICA, FUTA and other Taxes.

1. The Escrow Agent shall, if directed by Company or if required by the Escrow Agreement, make distribution payments from the Escrow Fund directly to beneficiaries.

2. (a) Payments Directed by Company. As an inducement to Escrow Agent to make such distributions, Company will be responsible for satisfying all federal, state or local tax reporting obligations that may be required with respect to the payment of benefits, the performance of services to which the benefits relate, and the vesting of benefits pursuant to the terms of the Plans or Escrow Agreement. The amount withheld and time at which such taxes are considered to be due and payable shall be determined by the Company. Company will provide the Escrow Agent with instructions regarding the appropriate amount of

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withholding and the Escrow Agent will not be liable for damages for withholding in accordance with such instructions. Escrow Agent will pay amounts withheld to Company for remittance by Company to the appropriate taxing authorities. If the Escrow Agent does not receive such instructions the Escrow Agent will make a written request to Company to provide the instructions. If the instructions are not received by the Escrow Agent with ten business days after the date on which the Escrow Agent makes such written request, the Escrow Agent is not required to withhold any amount from the payment.

         (b) Payments Required by Escrow Agreement. For these distributions, the Escrow Agent will promptly make a written request to the Company for withholding instructions. If the Company does not give withholding instructions to Escrow Agent within five business days after receiving this request, then Escrow Agent will withhold and remit to appropriate authorities such withholding taxes as Escrow Agent deems are necessary. The Company, not the Escrow Agent, will be responsible for FICA or FUTA taxes that apply unless the Escrow Agent is advised by its counsel or required by court order to apply these taxes. The Escrow Agent will promptly report any payments and withholdings to the Company. The Company will then be responsible for all reporting obligations to governmental authorities and will hold the Escrow Agent harmless from such reporting obligations and from any withholding decisions made by Escrow Agent under this subparagraph (b).

3. The Escrow Agent has no responsibility to advise the Company as to the taxability or deductibility of contributions to or distributions from the Escrow Fund, or gains or losses thereon, whether with regard to income, FICA, FUTA, or other taxes, and Company acknowledges that it has not and will not rely on Escrow Agent for such purposes.

Escrow Agent's Protection.

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1.       The Escrow Agent does not warrant and shall not be liable for any tax consequences associated with the Escrow Fun or the Plans.

2. The Escrow Agent shall have no duty to determine or inquire whether any contributions to this Escrow Fund are in compliance with the Plans or the Escrow Agreement, or to compute any amount to be paid to the Escrow Agent; nor shall the Escrow Agent be responsible for the collection or adequacy of any contributions to the Escrow Fund or for the adequacy of the Escrow Fund to meet and discharge liabilities to Participants and their Beneficiaries under the Plan or to other creditors of the Company.

3. Company acknowledges its responsibility to report annual income of the Escrow Fund on its corporate returns, notwithstanding whether it has made arrangements to receive annual Forms 1041 from the Escrow Agent.

4. In any judicial proceeding between the Company and the Escrow Agent with respect to the Escrow Agent or the Escrow Fund, the Escrow Agent and the Company shall be the only necessary parties; and no participant or beneficiary shall be entitled to any notice of process. A final judgment in any such proceeding shall be binding upon the parties to the proceeding and al Participants and beneficiaries.

5. If all or any part of the Escrow Fund is at any time attached, garnished, or levied upon by a court order which is in full force and effect and has not been stayed, or in case the payment assignment transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order which is in full force and effect and has not been stayed or in case an order, judgment or decree that is in full force and effect and has not been stayed shall be made or entered by a court affecting such property or any part thereof, then and in any of such events the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order,
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         judgment or decree while it is in full force and has not been stayed, and it shall not be liable to the Company or any Participant by reason of such compliance even though such order, judgment or decree shall subsequently may be reversed, modified, annulled set aside or vacated.

This agreement shall continue throughout the Escrow Agent's term as Escrow Agent of the Escrow Agreement unless otherwise mutually agreed upon by the parties. In the event this agreement is breached resulting in litigation between the parties, a party who is not in breach of this agreement or the Escrow Agreement shall be entitled to reimbursement from the breaching party that prevails in such litigation for all reasonable costs incurred in enforcing this agreement, including but not limited to reasonable attorney fees.

Sincerely,

WELLS FARGO BANK MINNESOTA, N. A., Escrow Agent


/s/ KRISTY PEREZ
--------------------------------
Kristy Perez, Vice President



Received and agreed to this 8th day of September, 2000.


HARRAH'S ENTERTAINMENT, INC.


By:  /s/ ELAINE LO
     ----------------------------
     Elaine Lo
     Its Vice President